Exhibit (d)(3)

Execution Copy

AMENDMENT NO. 2

TO

INVESTMENT AGREEMENT

Amendment No. 2, dated as of November 2, 2011 (the “Amendment”), to the Investment Agreement, dated as of February 23, 2011, by and among Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Investor”), Crescent Financial Corporation, a North Carolina corporation (the “Company”) and Crescent State Bank, a North Carolina state bank and a wholly-owned banking subsidiary of the Company (the “Bank”), as previously amended by that certain first Amendment, dated as of March 24, 2011 (as amended, the “Investment Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Investment Agreement.

WHEREAS, Investor, the Company and the Bank have entered into the Investment Agreement, pursuant to which Investor intends to make an investment in the Company; and

WHEREAS, the Parties desire to amend certain provisions of the Investment Agreement as more particularly described herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The seventh WHEREAS clause in the Recitals to the Investment Agreement is hereby amended by deleting the phrase “(the “Employment Agreements”)” and replacing it with “(as amended, the “Employment Agreements”)”.

2. Section 6.2(b) of the Investment Agreement is hereby amended by deleting such Section in its entirety and substituting the following in its place:

“(b) the board of directors of the Bank shall be increased to ten (10), and shall consist of the persons set forth on Exhibit B under the heading “Bank Board of Directors”, plus Scott Custer and an individual designated by J. Adam Abram; and”

3. Section 6.5(a) of the Investment Agreement is hereby amended by deleting the phrase “Within five (5) Business Days” and replacing it with “Within ten (10) Business Days”.

4. Section 6.5(d) of the Investment Agreement is hereby amended by deleting the word “midnight” and replacing it with “5:00 p.m.”.

5. Exhibit B of the Investment Agreement is hereby amended by deleting such Exhibit in its entirety and substituting the following in its place:

“ Exhibit B

Director Designees

Investor Designees

J. Adam Abram

Alan Colner

Thierry Ho

Steven J. Lerner

A. Wellford Tabor

Scott Custer

Agreed Designees

Jon S. Rufty

Charles A. Paul, III

Brent D. Barringer

James A. Lucas, Jr.

Bank Board of Directors

Brent D. Barringer

William H. Cameron

James A. Lucas, Jr.

Kenneth A. Lucas

Charles A. Paul, III

Francis R. Quis, Jr

Jon S. Rufty

Stephen K. Zaytoun ”

6. Exhibit E of the Investment Agreement is hereby amended by deleting the Name, Entity and Position information relating to Michael G. Carlton.

7. The Parties acknowledge and agree that the amendments to the Investment Agreement set forth in this Amendment shall be effective upon the execution of this Amendment. Except as expressly amended hereby, the Investment Agreement shall continue in full force and effect in accordance with the terms hereof.

8. Binding Agreement. This Amendment shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties hereto and their respective successors and permitted assigns.

9. Third-Party Beneficiaries. Nothing expressed by or mentioned in this Amendment is intended or shall be construed to give any person, other than the Parties hereto, and their respective successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Amendment or any provision herein contained, it being intended that this Amendment and all the provisions hereof are for the sole and exclusive benefit of the Parties hereto, and their respective successors and permitted assigns.

10. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina applicable to agreements made and wholly performed in such State.

11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AMENDMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12. Counterparts. This Amendment and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile will be effective as delivery of a manually executed counterpart of this Amendment.

13. Severability. If any provision of this Amendment shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties hereto, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Amendment to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first written above.

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

By:	/s/ Scott Custer
	Name:	Scott Custer
	Title:	Chief Executive Officer

CRESCENT FINANCIAL CORPORATION

By:	/s/ Michael G. Carlton
	Name:	Michael G. Carlton
	Title:	President and Chief Executive Officer

CRESCENT STATE BANK

By:	/s/ Michael G. Carlton
	Name:	Michael G. Carlton
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Investment Agreement]